Exhibit 3.1

RESTATED CERTIFICATE OF TRUST

OF

ADELPHIA CONTINGENT VALUE VEHICLE

THIS Restated Certificate of Trust of Adelphia Contingent Value Vehicle (the “Certificate of Trust”) is being duly executed and filed on behalf of the Adelphia Contingent Value Vehicle by the undersigned, as trustees, to amend the name and address of the Delaware Trustee and to restate the Certificate of Trust of Adelphia Contingent Value Vehicle (the “Original Certificate of Trust”) that was filed on December 7, 2006 with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et. seq.) (the “Act”).

The Original Certificate of Trust is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the statutory trust formed hereby is Adelphia Contingent Value Vehicle.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are the Bank of New York (Delaware), 100 White Clay Center, Route 273, Newark, Delaware 19711.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK (DELAWARE), not in its individual capacity but solely as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

THE BANK OF NEW YORK, not in its individual capacity but solely as Institutional Trustee

By:	/s/ Van K. Brown
Name:	Van K. Brown
Title:	Vice President

/s/ Bryan Bloom
Name:	Bryan Bloom
Title:	CVV Trustee

/s/ Lee S. Hillman
Name:	Lee S. Hillman
Title:	CVV Trustee

/s/ David P. Stowell
Name:	David P. Stowell
Title:	CVV Trustee

/s/ Ralph J. Takala
Name:	Ralph J. Takala
Title:	CVV Trustee

/s/ Dean A. Ziehl
Name:	Dean A. Ziehl
Title:	CVV Trustee